Exhibit 99.1.1
CONTACTS:
Brian Turcotte
Investor Relations
561-438-3657
brian.turcotte@officedepot.com
Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES THIRD QUARTER RESULTS
Delray Beach, Fla., November 20, 2007 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced third quarter results for the fiscal period ended September 29, 2007.
On October 29, 2007, the company announced that its Audit Committee initiated an independent review principally focused on the accounting for certain vendor program funds. The Audit Committee, with the assistance of independent legal counsel and forensic accountants, assessed the timing of recognition of certain vendor program arrangements. The review, which arose from a whistleblower complaint, revealed that during the period beginning in the third quarter of 2006 through the second quarter of 2007 funds due or received from vendors previously recognized in the current quarter, should have been deferred into later periods. The review has been completed and the Company has restated the financial statements for the periods from the third quarter of 2006 through the second quarter of 2007 and the amended financial statements will be filed today.
THIRD QUARTER RESULTS 1
For the third quarter of 2007, sales increased 2% to $3.9 billion. Sales in the North American Retail Division were flat with comparable store sales down 5% for the quarter. The North American Business Solutions Division reported a 3% sales decline in the quarter while International Division sales increased 13% in U.S. dollars and 5% in local currencies.
Net earnings on a GAAP basis were $117 million compared to earnings of $129 million in the same period of 2006. GAAP earnings per share on a diluted basis were $0.43 for the quarter, versus $0.45 in the third quarter of 2006. On an adjusted basis, diluted earnings per share were $0.43 for the quarter, down 9% versus the same period one year ago. The Company’s net results significantly benefited from a reduced tax rate that resulted from specific actions that occurred in the quarter.
EBIT, as adjusted, was $128 million for the quarter or 3.3% as a percentage of sales, versus an adjusted EBIT margin of 5.1% in the prior year period.
Results for the quarter included a tax benefit of $33 million resulting in a negative 5% effective tax rate for the third quarter and 21% for the first nine months of 2007. We regularly evaluate the organizational structure to minimize our taxes and the third quarter 2007 tax benefit resulted from restructuring affected in the period as well as certain book to tax return true ups related to prior years. The effective tax rate for the fourth quarter is expected to be approximately 28%, but may be subject to future volatility.

[1]	Includes non-GAAP information. Third quarter results in both periods include impacts of previously announced programs (“Charges”). Additional information is provided in our Form 10-Q and 10-K filings. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

Gross margin, as adjusted, declined 230 basis points due principally to a more promotional third quarter, a shift in customer and product mix, de-leveraging of fixed property costs and lower than expected vendor program support, partially offset by higher private brand sales. Operating expenses, as adjusted, decreased as a percentage of sales by approximately 50 basis points, reflecting benefits from cost management initiatives and lower performance-based variable pay attributable to reduced operating results.
Return on Invested Capital, for the trailing 4 quarters, adjusted for Charges and credits, was 13.9%. The return on equity adjusted for Charges and credits for the trailing four quarters improved by 60 basis points to 20.3%.
For the first nine months of 2007, sales were up 4% and GAAP earnings per share were up about 5% versus the same period in 2006.
THIRD QUARTER DIVISION RESULTS
North American Retail Division
Third quarter sales in the North American Retail Division were flat at $1.8 billion. Comparable store sales in the 1,111 stores in the U.S. and Canada that have been open for more than one year decreased 5% for the third quarter. Difficult economic conditions, particularly in some of the Division’s most profitable geographies, drove declining sales, and steps taken during the third quarter to moderate those sales declines, have had minimal impact to date.
Virtually all of the comparable sales decline was attributable to macro economic variables, mostly housing econometrics. A multivariate regression model developed by a third party research firm identified a direct correlation between the Division’s sales decline and the high inventory of homes on the market and the extended time required to sell them. The pockets of weaker consumer spending have occurred in Florida and California, two states, which combined, represented about 26% of sales and about 25% of total store contribution to operating profit, and accounted for close to 40% of the total comparable sales decrease in the third quarter. Two of the Division’s markets with positive comparable sales are the Northeast and Canada where the Company has a limited number of stores. Mexico is also strong but is not included in the Division’s North American comparable sales. Other drivers of the negative comparable sales include cannibalization from the new store build out of 70 basis points, competitive intrusion of 50 basis points and private brand penetration of 10 basis points. Design, Print and Ship continued to perform well, adding about 30 basis points of comparable growth during the third quarter.
North American Retail Division operating profit was $80 million for the third quarter, down from $114 million in the same period of the prior year, reflecting a 190 basis point decline in operating margins as compared to the same quarter in 2006. Some drivers of this margin contraction were Division specific while others, such as the weak business conditions, were attributable to broader economic factors.
As expected, the third quarter was highly promotional as a result of a very competitive back-to-school season with office supply stores, warehouse clubs, drug stores and discount stores all taking aggressive actions to stimulate sales. The Division also pursued substantial inventory clearance activities, which mitigated inventory risk but had the effect of further compressing product margins. Lower than expected vendor program support, a shift in category mix, a de-leveraging of fixed property costs and higher supply chain costs also contributed to the gross margin decline in the quarter.
These negative factors on North American Retail gross margins were partially offset by lower operating expenses, comprised primarily of lower performance-based variable pay commensurate with lower Division performance and lower advertising expenses. In addition, the Division’s current payroll model affords the flexibility needed to address the current business environment. The strategy is to reduce operational task hours in the stores, maintaining the other hours focused on selling activities and continuing to be focused on providing the highest level of customer service.

Comparable average sales per square foot in the third quarter were $250. Average order value was about flat in the third quarter. So, essentially the entire comparable sales decline was due to lower store traffic.
Inventory per store was $916 thousand as of the end of the third quarter of 2007, 1% lower than the same period last year. Average inventory per store was $1,036 thousand for the third quarter of 2007, 3% higher than the same period last year.
North American Business Solutions Division
North American Business Solutions Division total sales were $1.2 billion, down 3% compared to the third quarter of last year. Sales in the direct channel were down 10% due to less effective marketing and issues with the outsourced telephone account manager partner. Sales in the contract channel were down 1% in the quarter. These declines in sales to small to mid-sized customers overshadowed solid growth in sales to the Division’s national account customers of 8 percent within the quarter and double digit growth in sales to the public sector.
The Division is seeing positive sequential trends in Allied customer recovery, and these sales have stabilized since June through focused recovery efforts following a period of initial service issues. Sales are gaining momentum because of its total solutions sell-in and its customer satisfaction focus.
North American Business Solutions Division had an operating profit of $69 million for the third quarter of 2007, versus $97 million reported for the same prior year period. Operating margins declined by 210 basis points versus the third quarter of 2006, reflecting primarily a greater proportion of large, but lower margin customers in the Division’s sales mix, and the continued impacts of cost increases, mostly paper-related products. However, the Division was able to offset some of the decline through growth experienced in private brand penetration, lower operating costs, including performance-based variable pay commensurate with lower Division performance, and contract pricing management. Other factors impacting operating margin include lower selling expense offset by de-leveraging fixed costs. Although operating margins were down again this quarter, the rate of decline has improved and the business is positioned to begin expanding margins sequentially again.
International Division
At almost $1.0 billion, the International Division reported a sales increase of 13% compared to the prior year. Total sales in local currency increased 5%, and organic growth totaled 2%. This marks the seventh consecutive quarter of sales growth in local currencies. In particular, the contract channel continued to grow by double digits in local currency, due in part to prior expansion of the contract sales force and continued focus on new account acquisition in international markets.
Division operating profit of $47 million for the third quarter compares to $55 million in the same period of 2006. The operating profit margin of 4.7% is 160 basis points lower when compared to the same period last year.
The margin decline is due partially to the impact of previous strategic decisions, such as establishing regional offices in Asia and Latin America, centralizing support functions in Europe, opening a Global Sourcing Office in southern China, and expanding the sales force in China and Europe, as well as acquisitions. These investments, which result in the contraction of short-term operating margins, position the Division to deliver operating margin expansion and increased shareholder value in the longer term. The remaining components of margin decline include a weak U.K. performance, higher selling-related costs, and a less favorable channel mix due to the lower margin contract channel growing at a faster rate than the more profitable direct channel. Partially offsetting the decline was lower performance-based variable pay, commensurate with lower Division performance.

Despite actions to reduce costs and lower performance-based variable pay, the results of the International Division have not met the Company’s expectations. There are signs of an economic slowdown in the U.K. which, if it persists, could provide continued challenges to the Division’s operations in the future. Operations in the U.K. historically accounted for about 30% of the Division’s sales and about 50% of the operating profit, and as a consequence, its poor performance in the third quarter could not be fully offset by the strong improvements experienced in the other International operations in the quarter. The Division’s performance has been hampered recently by transition issues relating to the supply chain and call center areas in the U.K.
Other Matters
Capital expenditures year to date were $334 million, up from last year due to the implementation of previously announced plans. Capital expenditures for 2007 are now expected to be reduced to the $450-475 million range, in part due to a decrease in planned new store openings in 2007 from 125 to about 70. Capital expenditure estimates for 2008 have been revised downward to $400 million which reflects a reduction in the number of planned new store openings from 150 to about 75. The Company will continue to evaluate spending in accordance with operating performance and financial guidelines and the overall business environment.
Year to date, the Company has repurchased approximately 5.7 million shares of its common stock for $200 million. The Company also previously announced that its Board has authorized the repurchase of an additional $500 million of its common stock. Current plans are to repurchase common stock over the next year as cash flow allows. Over the past three years, the Company has returned about 135% of as adjusted after-tax earnings, 100% of operating cash flow and 180% of net cash flow, excluding share repurchases, to shareholders.
Office Depot has sought input in the quarter from various investment banks on alternative capital strategies. Recommendations suggest the current strategy is most appropriate at this time. In an effort to ensure that appropriate steps are being taken to add shareholder value and optimize cost of capital given the more cyclical nature of the Company’s business, the Company has engaged Peter J. Solomon Company to review its capital structure options and independently advise the Company on the proper course of action.
Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on the corporate website, www.officedepot.com, under the category Company Info.
Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.
Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of approximately $15.5 billion, and employs approximately 52,000 associates around the world. Currently, the Company sells to customers directly or through affiliates in 44 countries.

Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. As of September 29, 2007, Office Depot had 1,212 retail stores in North America and another 384 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With $4.8 billion in online sales during the last twelve months, the Company is also one of the world’s largest e-commerce retailers.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are ‘forward-looking’ statements under the Act.  Except for historical financial and business performance information, statements made in this press release should be considered ‘forward-looking’ as referred to in the Act.  Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”).  You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of	As of
	September 29,	December 30,	September 30,
	2007	2006	2006
		(Restated)	(Restated)
Assets

Current assets:
Cash and cash equivalents	$187,037	$173,552	$328,924
Receivables, net	1,532,784	1,480,316	1,442,229
Inventories, net	1,608,697	1,539,685	1,407,598
Deferred income taxes	85,207	131,977	130,573
Prepaid expenses and other current assets	139,865	116,931	115,456

Total current assets	3,553,590	3,442,461	3,424,780

Property and equipment, net	1,529,046	1,424,967	1,396,179
Goodwill	1,266,816	1,198,886	1,119,700
Other assets	596,719	491,124	456,406

Total assets	$6,946,171	$6,557,438	$6,397,065

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,622,841	$1,561,784	$1,535,162
Accrued expenses and other current liabilities	1,123,594	1,224,565	1,194,420
Income taxes payable	36,330	135,448	146,952
Short-term borrowings and current maturities of long-term debt	49,933	48,130	34,875

Total current liabilities	2,832,698	2,969,927	2,911,409

Deferred income taxes and other long-term liabilities	539,915	403,289	387,412
Long-term debt, net of current maturities	581,140	570,752	591,455
Minority interest	14,999	16,023	10,453

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares - 428,671,158 in 2007, 426,177,619 in December 2006 and 425,660,487 in September 2006	4,287	4,262	4,257
Additional paid-in capital	1,771,370	1,700,976	1,677,700
Accumulated other comprehensive income	420,258	295,253	244,506
Retained earnings	3,765,031	3,370,538	3,243,954
Treasury stock, at cost – 155,783,289 shares in 2007, 149,778,235 shares in December 2006 and 147,251,849 shares in September 2006	(2,983,527)	(2,773,582)	(2,674,081)

Total stockholders’ equity	2,977,419	2,597,447	2,496,336

Total liabilities and stockholders’ equity	$6,946,171	$6,557,438	$6,397,065

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
		(Restated)		(Restated)
Sales	$3,935,411	$3,857,144	$11,660,610	$11,167,751
Cost of goods sold and occupancy costs	2,820,276	2,677,049	8,180,248	7,707,508

Gross profit	1,115,135	1,180,095	3,480,362	3,460,243

Store and warehouse operating and selling expenses	843,958	834,121	2,529,144	2,434,147
General and administrative expenses	150,797	161,237	462,115	478,114
Amortization of deferred gain on building sale	(1,873)	—	(5,619)	—

Operating profit	122,253	184,737	494,722	547,982

Other income (expense):
Interest income	4,111	2,101	6,212	9,446
Interest expense	(19,316)	(10,724)	(49,987)	(33,137)
Miscellaneous income, net	5,238	6,357	24,933	20,446

Earnings before income taxes	112,286	182,471	475,880	544,737

Income taxes	(5,202)	53,420	99,039	167,850

Net earnings	$117,488	$129,051	$376,841	$376,887

Earnings per common share:
Basic	$0.43	$0.46	$1.38	$1.33
Diluted	0.43	0.45	1.36	1.30

Weighted average number of common shares outstanding:
Basic	272,014	279,298	273,131	283,859
Diluted	274,370	284,872	276,817	290,179

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	39 Weeks Ended
	September 29,	September 30,
	2007	2006
		(Restated)
Cash flow from operating activities:
Net earnings	$376,841	$376,887
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	206,454	204,655
Charges for losses on inventories and receivables	76,425	72,151
Changes in working capital and other	(204,945)	138,750

Net cash provided by operating activities	454,775	792,443

Cash flows from investing activities:
Capital expenditures	(334,010)	(217,596)
Acquisitions and related payments	(47,848)	(199,917)
Advance payments	(11,992)	—
Proceeds from disposition of assets, advances returned and other	119,672	24,046
Purchases of short-term investments	—	(961,450)
Sales of short-term investments	—	961,650

Net cash used in investing activities	(274,178)	(393,267)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	27,913	90,376
Tax benefits from employee share-based payments	15,776	35,846
Acquisition of treasury stock	(199,592)	(870,576)
Treasury stock purchases related to employee plans	(10,372)	—
Net payments on long- and short-term borrowings	(5,470)	(33,017)

Net cash used in financing activities	(171,745)	(777,371)

Effect of exchange rate changes on cash and cash equivalents	4,633	3,922

Net decrease in cash and cash equivalents	13,485	(374,273)
Cash and cash equivalents at beginning of period	173,552	703,197

Cash and cash equivalents at end of period	$187,037	$328,924

OFFICE DEPOT, INC.
Comparative Trailing Four Quarters Data and
GAAP to Non-GAAP Reconciliations
(Unaudited)

	Trailing 4 Quarters
Total Company	September 29,	September 30,
(Dollars in millions)	2007	2006	Change
		(Restated)
Sales	$15,503.6	$14,886.9	4%

EBIT[1]	$689.3	$711.4	-3%
% of sales	4.4%	4.8%	-40 bps
EBIT – as adjusted[1]	$745.8	$789.2	-5%
% of sales	4.8%	5.3%	-50 bps

Net earnings	$503.4	$483.2	4%
Net earnings – as adjusted[1]	$540.5	$519.7	4%

Diluted Earnings Per Share	$1.81	$1.64	10%
Diluted Earnings Per Share – as adjusted[1]	$1.95	$1.76	11%

EBITDA – as adjusted[1]	$997.1	$1,049.9	-5%
% of sales	6.4%	7.1%	-70 bps

Return on Equity (ROE) – as adjusted[1]	20.3%	19.7%	60 bps

Return on Invested Capital (ROIC) – as adjusted [1]	13.9%	14.7%	-80 bps

Average shares	277.7	294.6	-6%

[1]	EBIT and EBITDA are non-GAAP financial measures; EBIT – as adjusted and EBITDA – as adjusted exclude the Charges. (bps = basis points)
The Company is committed to measuring and reporting results in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, management also recognizes that some financial measures other than those prepared in accordance with GAAP (“non-GAAP”) can provide meaningful and useful information about performance and allow for an informed assessment of possible future performance. Certain non-GAAP performance measures (e.g. EBIT and ROIC) are used to determine variable pay awards throughout our Company.
Non-GAAP measures in these tables exclude certain charges (“Charges”) that are important and required under GAAP but that may not clearly convey the on-going results of operating the business during the period. These measures also exclude a gain on sale of a building and a legal settlement, both recognized in the fourth quarter of 2006.

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
The non-GAAP numbers presented along with the most closely related GAAP numbers, and the reconciliations are provided in the following tables. ($ in millions)

		% of			% of
Q3 2007	GAAP	Sales	Charges	Non-GAAP	Sales

Gross Profit	$1,115.1	28.3%	$0.1	$1,115.2	28.3%
Operating Expenses	$992.8	25.2%	$(0.7)	$992.1	25.2%
Operating Profit	$122.3	3.1%	$0.8	$123.1	3.1%
Net Earnings	$117.5	3.0%	$—	$117.5	3.0%

Diluted Earnings Per Share	$0.43		$—	$0.43

	GAAP	% of		Non-GAAP	% of
Q3 2006	(Restated)	Sales	Charges	(Restated)	Sales

Gross Profit	$1,180.0	30.6%	$0.2	$1,180.2	30.6%
Operating Expenses	$995.3	25.8%	$(5.2)	$990.1	25.7%
Operating Profit	$184.7	4.8%	$5.4	$190.1	4.9%
Net Earnings	$129.1	3.3%	$5.2	$134.3	3.5%

Diluted Earnings Per Share	$0.45		$0.02	$0.47

		% of			% of
YTD 2007	GAAP	Sales	Charges	Non-GAAP	Sales

Gross Profit	$3,480.4	29.8%	$0.3	$3,480.7	29.9%
Operating Expenses	$2,985.7	25.6%	$(24.5)	$2,961.2	25.4%
Operating Profit	$494.7	4.2%	$24.8	$519.5	4.5%
Net Earnings	$376.8	3.2%	$20.5	$397.3	3.4%

Diluted Earnings Per Share	$1.36		$0.08	$1.44

	GAAP	% of		Non-GAAP	% of
YTD 2006	(Restated)	Sales	Charges	(Restated)	Sales

Gross Profit	$3,460.3	31.0%	$0.7	$3,461.0	31.0%
Operating Expenses	$2,912.3	26.1%	$(31.6)	$2,880.7	25.8%
Operating Profit	$548.0	4.9%	$32.3	$580.3	5.2%
Net Earnings	$376.9	3.4%	$25.7	$402.6	3.6%

Diluted Earnings Per Share	$1.30		$0.09	$1.39

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
North American Retail Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2007	2006	2007	2006
		(Restated)		(Restated)
Sales	$1,772.0	$1,767.9	$5,145.9	$5,066.2
% change	—%	8%	2%	6%

Division operating profit	$79.5	$113.8	$331.1	$345.0
% of sales	4.5%	6.4%	6.4%	6.8%
North American Business Solutions Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2007	2006	2007	2006
		(Restated)		(Restated)
Sales	$1,168.1	$1,207.7	$3,453.7	$3,466.3
% change	(3)%	12%	—%	8%

Division operating profit	$68.8	$96.5	$219.3	$295.1
% of sales	5.9%	8.0%	6.4%	8.5%
International Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2007	2006	2007	2006
Sales	$995.4	$881.6	$3,061.0	$2,635.2
% change	13%	13%	16%	2%
% change in local currency sales	5%	9%	8%	4%

Division operating profit	$47.2	$55.2	$171.4	$172.4
% of sales	4.7%	6.3%	5.6%	6.5%
Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)
Other Selected Financial Information

	39 Weeks Ended	39 Weeks Ended
	September 29,	September 30,
(In thousands, except operational data)	2007	2006
Cumulative share repurchases under approved repurchase plans ($):	$199,592	$870,576

Cumulative share repurchases under approved repurchase plans (shares):	5,702	24,285

Shares outstanding, end of quarter	272,888	278,409

Amount authorized for future share repurchases, end of quarter ($):	$500,000
Selected Operating Highlights

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Store Statistics

United States and Canada:
Store count:
Stores opened	28	50	59	76
Stores closed	2	—	5	2
Stores relocated	1	1	1	5
Total U.S. and Canada stores	1,212	1,121	1,212	1,121

North American Retail Division square footage:	29,602,651	27,793,221
Average square footage per NAR store	24,425	24,793
Inventory per store (end of period)	$916,000	$923,000
International Division company-owned:
Store count:
Stores opened	8	4	21	12
Stores closed	1	—	2	—
Stores acquired	—	—	—	42
Total International company-owned stores	144	124	144	124

SUMMARY OF SELECTED FINANCIAL IMPACTS OF RESTATEMENT
As a result of the independent review of the timing of recognition of certain vendor program arrangements, the Company concluded that the errors were material and the Board of Directors approved a restatement of the periods from the third quarter of 2006 through the second quarter of 2007.
These restatements are non-cash charges and the reduction in net earnings has been offset in the consolidated statement of cash flows by a change in working capital and other items such that net cash provided by operating activities has not changed for the periods restated. The impact to the balance sheet has been to reduce inventories by the amounts deferred and to increase short-term deferred tax assets for the tax impacts of the change in pre-tax earnings.
The effects of the restatements on the condensed consolidated statements of earnings and the division results for each of the impacted periods are summarized in the following tables:

	13 Weeks Ended		39 Weeks Ended
	September 30, 2006		September 30, 2006
	Previously		Previously
($ in thousands, except per share amounts)	Reported	Restated	Reported	Restated
Total Company
Gross Profit	$1,186,839	$1,180,095	$3,466,987	$3,460,243

Operating Profit	191,481	184,737	554,726	547,982

Earnings before Income Taxes	189,215	182,471	551,481	544,737

Net Earnings	133,259	129,051	381,095	376,887

Diluted Earnings per Share	$0.47	$0.45	$1.31	$1.30

Division Results
North American Retail
Division Operating Profit	$120,288	$113,835	$351,499	$345,046
% of Sales	6.8%	6.4%	6.9%	6.8%

North American Business Solutions
Division Operating Profit	$96,830	$96,539	$295,399	$295,108
% of Sales	8.0%	8.0%	8.5%	8.5%

	13 Weeks Ended		52 Weeks Ended
	December 30, 2006		December 30, 2006
	Previously		Previously
($ in thousands, except per share amounts)	Reported	Restated	Reported	Restated
Total Company
Gross Profit	$1,200,653	$1,187,101	$4,667,640	$4,647,344

Operating Profit	178,757	165,205	733,483	713,187

Earnings before Income Taxes	175,850	162,298	727,331	707,035

Net Earnings	135,040	126,584	516,135	503,471

Diluted Earnings per Share	$0.48	$0.45	$1.79	$1.75

Division Results
North American Retail
Division Operating Profit	$122,446	$109,262	$473,945	$454,308
% of Sales	7.1%	6.3%	7.0%	6.7%

North American Business Solutions
Division Operating Profit	$72,297	$71,929	$367,696	$367,037
% of Sales	6.5%	6.5%	8.0%	8.0%

	13 Weeks Ended
	March 31, 2007
	Previously
($ in thousands, except per share amounts)	Reported	Restated
Total Company
Gross Profit	$1,272,482	$1,269,108

Operating Profit	227,133	223,759

Earnings before Income Taxes	225,174	221,800

Net Earnings	155,844	153,771

Diluted Earnings per Share	$0.56	$0.55

Division Results
North American Retail
Division Operating Profit	$154,688	$152,348
% of Sales	8.4%	8.2%

North American Business Solutions
Division Operating Profit	$73,250	$72,216
% of Sales	6.3%	6.2%

	13 Weeks Ended		26 Weeks Ended
	June 30, 2007		June 30, 2007
	Previously		Previously
($ in thousands, except per share amounts)	Reported	Restated	Reported	Restated
Total Company
Gross Profit	$1,101,806	$1,096,119	$2,374,288	$2,365,227

Operating Profit	154,397	148,710	381,530	372,469

Earnings before Income Taxes	147,481	141,794	372,655	363,594

Net Earnings	109,076	105,582	264,920	259,353

Diluted Earnings per Share	$0.40	$0.38	$0.95	$0.93

Division Results
North American Retail
Division Operating Profit	$103,596	$99,239	$258,284	$251,587
% of Sales	6.8%	6.5%	7.7%	7.5%

North American Business Solutions
Division Operating Profit	$79,659	$78,329	$152,909	$150,545
% of Sales	7.1%	7.0%	6.7%	6.6%

The effects of the revisions on the non-GAAP numbers for each of the impacted periods and the reconciliations to the most closely related GAAP numbers are provided in the following tables. ($ in millions)

			Charges
	GAAP	% of	and Other	Non-GAAP	% of
Q4 2006 (QTD)	(restated)	Sales	Adjustments	(restated)	Sales

Gross Profit	$1,187.1	30.9%	$0.2	$1,187.3	30.9%
Operating Expenses	$1,021.9	26.6%	$(25.9)	$996.0	25.9%
Operating Profit	$165.2	4.3%	$26.1	$191.3	5.0%
Net Earnings	$126.6	3.3%	$16.7	$143.3	3.7%

Diluted Earnings Per Share	$0.45		$0.06	$0.51

			Charges
	GAAP	% of	and Other	Non-GAAP	% of
Q4 2006 (YTD)	(restated)	Sales	Adjustments	(restated)	Sales

Gross Profit	$4,647.3	31.0%	$0.9	$4,648.2	30.9%
Operating Expenses	$3,934.1	26.2%	$(57.5)	$3,876.6	25.8%
Operating Profit	$713.2	4.8%	$58.4	$771.6	5.1%
Net Earnings	$503.5	3.4%	$42.2	$545.7	3.6%

Diluted Earnings Per Share	$1.75		$0.15	$1.90

	GAAP	% of		Non-GAAP	% of
Q1 2007 (QTD)	(restated)	Sales	Charges	(restated)	Sales

Gross Profit	$1,269.1	31.0%	$0.1	$1,269.2	31.0%
Operating Expenses	$1,045.3	25.5%	$(12.0)	$1,033.3	25.3%
Operating Profit	$223.8	5.5%	$12.1	$235.9	5.8%
Net Earnings	$153.8	3.8%	$11.7	$165.5	4.0%

Diluted Earnings Per Share	$0.55		$0.04	$0.59

	GAAP	% of		Non-GAAP	% of
Q2 2007 (QTD)	(restated)	Sales	Charges	(restated)	Sales

Gross Profit	$1,096.1	30.2%	$0.1	$1,096.2	30.2%
Operating Expenses	$947.4	26.1%	$(11.8)	$935.6	25.8%
Operating Profit	$148.7	4.1%	$11.9	$160.6	4.4%
Net Earnings	$105.6	2.9%	$8.7	$114.3	3.1%

Diluted Earnings Per Share	$0.38		$0.03	$0.41

	GAAP	% of		Non-GAAP	% of
Q2 2007 (YTD)	(restated)	Sales	Charges	(restated)	Sales

Gross Profit	$2,365.2	30.6%	$0.2	$2,365.4	30.6%
Operating Expenses	$1,992.7	25.8%	$(23.7)	$1,969.0	25.5%
Operating Profit	$372.5	4.8%	$23.9	$396.4	5.1%
Net Earnings	$259.4	3.4%	$20.4	$279.8	3.6%

Diluted Earnings Per Share	$0.93		$0.08	$1.01